EXHIBIT 99.3

To:
From:	Compensation Committee
Date:	March 3, 2005
Re:	2005 Bonus Program

The Compensation Committee of the Board of Directors of LKQ Corporation is pleased to deliver to you the terms of your potential 2005 bonus.

Your 2005 bonus shall equal your 2005 base salary at January 3, 2005 multiplied by the following: (a) 80% of the percentage in the column “Bonus Percentage (Pretax)” that corresponds to the percentage achievement of the target pretax income (“Pretax”) of the Midwest and North Central regions for the year ended December 31, 2005, plus (b) 20% of the percentage in the column “Bonus Percentage (EPS)” that corresponds to the consolidated earnings per share, rounded to the nearest one cent (“EPS”), of LKQ Corporation for the year ended December 31, 2005. For purposes of this bonus program, the calculation of EPS shall include (i) an accrual for the total proposed bonus payments to LKQ employees for 2005 (paid in 2006), (ii) an adjustment for any compensation expense recognized as a result of share-based payments granted to LKQ employees, and (iii) adjustments for any other extraordinary items affecting EPS, as such adjustments shall be determined by the Compensation Committee.

The 2005 awards will be paid out as soon as our financial reports are audited and finalized. Payments under the 2005 Incentive Compensation Plan will only be paid to individuals who are employed as of December 31, 2005. The Compensation Committee shall have the right to make all determinations, including interpretations of any questions, issues or ambiguities that may arise, with respect to the plan or any award under the plan. Such determinations shall be final and binding on all participants and their beneficiaries.

2005 Target Pretax Income (__________________________ Region): $___________

Achievement of Target Pretax (%)	Bonus Percentage (Pretax)

[Numbers for each executive officer inserted here]

EPS ($)	Bonus Percentage (EPS)

[Numbers for each executive officer inserted here]